SCHEDULE 14 C INFORMATION

         Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


Check the appropriate box:

[ ]  Preliminary Information Statement
[X]  Definitive Information Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))


                     nSTOR TECHNOLOGIES, INC.
       _________________________________________________________________
         (Name of Registrant as Specified in Its Charter)


Payment of filing fee (check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules
     14c-5(g) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

          _____________________________________________

     (2)  Aggregate number of securities to which transaction applies:

          ______________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          __________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

          __________________________________________________

     (5)  Total fee paid:

          __________________________________________________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

          __________________________________________________

     (2)  Form, Schedule or Registration Statement No.:

          __________________________________________________

     (3)  Filing Party:

          __________________________________________________

     (4)  Date Filed:

          __________________________________________________
                     nSTOR TECHNOLOGIES, INC.

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON MAY 5, 1997
             ________________________________________



To the Stockholders of
nStor Technologies, Inc.


     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of nStor Technologies, Inc., a Delaware corporation (the "Company"), will be held at 9:30 a.m., local time, on Monday, May 5, 1997, at The Sky Club;
200 Park Avenue; Met Life Building, 56th floor (Vert-Pre Room), New York, New York, 10166, for the following purposes:

1. To elect six (6) persons to the Company's Board of Directors to hold office until the Company's next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.   To approve and ratify the adoption of the Company's 1996 Stock Option
     Plan;

3. To ratify the reappointment of BDO Seidman, LLP, certified public accountants, as the Company's independent auditors for fiscal 1997; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 3, 1997 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please promptly mark, sign and date the enclosed proxy and return it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States.


                         By Order of the Board of Directors

                         Joseph D. Weingard,
                         Secretary




West Palm Beach, Florida
April 8, 1997

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.


               1997 ANNUAL MEETING OF STOCKHOLDERS
                                OF
                     nSTOR TECHNOLOGIES, INC.
                         ---------------
                         PROXY STATEMENT
                         ---------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of nStor Technologies, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.05 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Stockholders of the Company to be held on Monday, May 5, 1997, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting.

     The approximate date that this Proxy Statement and the enclosed proxy are first being sent to stockholders is April 8, 1997. Stockholders should review the information provided herein in conjunction with the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1996, a copy of which accompanies this Proxy Statement. The Company's principal executive offices are located at 100 Century Boulevard, West Palm Beach, Florida 33417, and its telephone number is (561) 640-3103.



                   INFORMATION CONCERNING PROXY


     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.



                     PURPOSES OF THE MEETING


     At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

(1) The election of six (6) persons to the Company's Board of Directors to hold office until the Company's next Annual
     Meeting of Stockholders or until their successors are duly elected and qualified;

(2) A proposal to approve and ratify the adoption of the Company's 1996 Stock Option Plan;

(3) The ratification of the reappointment of BDO Seidman, LLP, certified public accountants, as the Company's independent auditors for fiscal 1997; and

(4)  Such other business as may properly come before the Annual
     Meeting and any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the six nominees for director named below and (b) in favor of all other proposals described in the accompanying Notice of Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

         OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


     The Board of Directors has set the close of business on April 3, 1997 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 18,670,477 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors are elected by a plurality vote of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposal to approve and ratify the adoption of the Company's 1996 Stock Option Plan and any other matter that may be submitted to a vote of the stockholders, unless the matter is one for which a greater vote is required by law or by the Company's Certificate of Incorporation or By-laws. Under the Company's Certificate of Incorporation, By-Laws and applicable Delaware law, abstentions and broker non-votes will not have the effect of votes in opposition to the election of a director, but on all other matters, abstentions will be treated as votes against the proposal.

                        SECURITY OWNERSHIP

     The following table sets forth, as of February 28, 1997, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director, director nominee and executive officer of the Company, (iii) each of the five most highly compensated executive officers of the Company, and (iv) all directors, director nominees and executive officers of the Company as a group.

                                    Amount and
                                    Nature of          Percent of
Name and Address of                  Beneficial        Outstanding
 Beneficial Owner                  Ownership (1)         Shares

H. Irwin Levy                        3,243,767           17.3%
100 Century Blvd.
West Palm Beach, FL  33417

Michael L. Wise                      1,041,312 (2)        5.5%
285 Tanglewood Crossing
Lawrence, NY  11559

R. Daniel Smith                      1,000,000            5.4%
450 Technology Park
Lake Mary, FL  32746


Joseph D. Weingard                     921,780 (3)        4.9%
185 NW Spanish River Blvd.
Boca Raton, FL  33431

Mark F. Levy                           687,500 (4)        3.7%
100 Century Blvd.
West Palm Beach, FL 33417

Bernard R. Green                       250,000 (5)        1.3%
583 North Lake Way
Palm Beach, FL  33480

Jack Jaiven                             63,000 (6)        (7)
19146 Lyons Road
Boca Raton, FL  33434

All executive officers,              7,207,359           37.7%
directors and director
nominees as a group

__________
(1) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of Common Stock shown as beneficially owned by such stockholder. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of the following shares which such person or group has the right to acquire pursuant to options exercisable within 60 days: Mr. H. Irwin Levy - 80,000 shares; Mr. Wise - 160,000 shares; Mr. Weingard - 80,000 shares; Mr. Mark F. Levy - 80,000 shares; Mr. Jaiven
     - 25,000 shares; and all executive officers and directors as a group - 425,000 shares. See "Executive Compensation".

(2) Includes 84,000 shares owned directly by Mr. Wise and 227,410 shares owned by a retirement trust controlled by Mr. Wise. The balance, as to which Mr. Wise disclaims beneficial ownership, consists of 389,502 shares owned by Mr. Wise's wife, 130,000 shares owned by Mr. Wise's children and 50,400 owned jointly by Mr. Wise's wife and his mother.

(3) Includes 645,002 shares owned jointly with Mr. Weingard's wife. Also includes 3,000 shares as to which Mr. Weingard disclaims beneficial ownership, owned by Mr. Weingard's wife.

(4) Includes 7,500 shares as to which Mr. Levy disclaims beneficial ownership, owned by Mr. Levy as guardian for his children.





(5) Includes 20,000 shares owned by Mr. Green's wife and 10,000 shares owned by a trust in which Mr. Green's wife is a trustee. Mr. Green disclaims beneficial ownership as to those shares.

(6) Includes 34,500 shares owned by Mr. Jaiven's wife. Also includes 3,500 shares as to which Mr. Jaiven disclaims beneficial ownership, owned by Mr. Jaiven's adult children.

(7)  Less than 1%.

                 COMPLIANCE WITH SECTION 16(A) OF
               THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the officers, directors and greater than ten percent beneficial owners of the Company have complied with all applicable Section 16(a) filing requirements.


                 ELECTION OF DIRECTORS: NOMINEES

     The Company's Certificate of Incorporation provides that the number of directors constituting the Company's Board of Directors shall be not less than three, the exact number of which shall be fixed from time to time by the Company's Board of Directors. The Board of Directors has fixed at six the number of directors that will constitute the Board for the ensuing year.

     Messrs. Michael L. Wise, H. Irwin Levy, Mark L. Levy, Joseph
D. Weingard, R. Daniel Smith and Bernard R. Green have been nominated for election as a director of the Company. With the exception of Mr. Green, each of such nominees for election as a director is a current member of the Board of Directors.





     The Board of Directors has no reason to believe that any of the nominees will refuse to act or be unable to accept election; however, in the event that one or more of the nominees is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                            MANAGEMENT

     Directors, Director Nominees and Executive Officers of the Company - Set forth below is the name, age, position with the Company, the year in which each was first appointed or elected an officer or director, and certain other information with respect to each director, director nominee and executive officer:

                                                   Director   Officer
  Name               Age      Position              Since      Since

Michael L. Wise      53   Chairman of the Board      1989        -  (1)

H. Irwin Levy        70   Director                   1995 (2)    -

Joseph D. Weingard   51   Director, Vice President   1995 (3)  1995 (3)
                           and Secretary

Mark F. Levy         41   Director and President     1992 (4)  1995 (4)

R. Daniel Smith      44   Director, President of     January  June 1996
                           nStor Corporation, Inc.,    1997
                           ("nStor") the Company's
                           operating subsidiary

Bernard R. Green     78   Director Nominee             -         -

Jack Jaiven          50   Vice President and Chief     -      January
                            Financial Officer                  1997 (5)

________
 (1) Mr. Wise previously served as President of the Company from March 1989 until December 1990 and from October 1992 until
     July 1996.

 (2) Mr. H. Irwin Levy previously served as Chairman of the Board of Directors of the Company from 1987 until July 1991.

 (3) Mr. Weingard previously served as a director and in various executive capacities of the Company, including Chief Executive Officer and Vice Chairman, from 1981 until January 1992.

 (4) Mr. Mark Levy previously served as Vice President, Secretary, and a director of the Company from 1985 to 1990.

 (5) Mr. Jaiven previously served as Vice President and Chief
     Financial Officer of the Company from July 1989 until June
     1991.

     Michael L. Wise has been associated with the Company in various positions since 1986. Mr. Wise was the founder of IMNET Corporation of Delaware and served as its President and Chairman of the Board from July 1986 to June 1990. IMNET Corporation of Delaware became a subsidiary of the Company in 1988. Mr. Wise has a PhD in physics.


     H. Irwin Levy is presently Chairman of the Board and Chief Executive Officer of Hilcoast Development Corp. ("Hilcoast"), a real estate developer, which position he has held since August 1992. Mr. Levy was Chairman of the Board and Chief Executive Officer of CV Reit, Inc. ("CV Reit") from 1985 to July 1992. He is currently of counsel to the West Palm Beach law firm of Levy Kneen Mariani Curtin Wiener Kornfeld and del Russo.


     Joseph D. Weingard has been a financial consultant in an individual capacity since 1987 and is currently president of Century Financial Advisors, Inc. Mr. Weingard was a director of Hilcoast from August 1992 to February 1997, and a director of CV Reit from May 1992 to July 1992. Mr. Weingard is a Certified Public Accountant and holds real estate broker and mortgage broker licenses.


     Mark F. Levy  is presently President of Cenvill Recreation,
Inc. and certain affiliated companies, all of which are privately held businesses. Mr. Levy is licensed to practice law in the State of Florida.


     R. Daniel Smith was President and Chief Executive Officer of Intelligent Manufacturing Systems, Inc. ("IMS"), a company engaged in the development and sales of software technologies, from September 1991 through October 1996. Effective November 1, 1996, the Company acquired certain assets of IMS (see Certain
Transactions - Intelligent Manufacturing Systems, Inc.).


     Bernard R. Green is currently consultant to, and previously for more than forty years, managing or senior partner of, the accounting firm of Friedman, Alpren & Green of New York, New York and West Palm Beach, Florida. Mr. Green previously served as a director of Hilcoast from July 1992 until February 1997 and has been a private investor for more than twenty years.


     Jack Jaiven, a Certified Public Accountant, has been a director, Executive Vice President and Chief Financial Officer of
Hilcoast and/or its subsidiaries since August 1992. Mr. Jaiven was Vice President and Treasurer of CV Reit from December 1988 to July 1992.

Meetings and Committees of the Board of Directors


     During the fiscal year ended October 31, 1996, the Board of Directors held five meetings. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors held during the period he served on the Board.

     There were no committees of the Board of Directors during the fiscal year ended October 31, 1996.

     Effective March 3, 1997, the Board established an Audit Committee, consisting of Michael L. Wise, Joseph D. Weingard and Jack Jaiven. The Audit Committee responsibilities will include overseeing the financial reporting process and the effectiveness of the Company's internal, accounting and financial controls, and making recommendations to the Board, including the designation of independent auditors on an annual basis.

     Effective March 3, 1997, the Board also established a
Compensation Committee, composed of Michael L. Wise, H. Irwin Levy and R. Daniel Smith. The Compensation Committee's responsibilities will include reviewing and approving executive compensation, including benefits, and stock options granted under the 1996 Stock Option Plan.


                      EXECUTIVE COMPENSATION


     The following table sets forth, for the fiscal years ended October 31, 1996, 1995 and 1994, the compensation awarded to, earned by or paid to those persons who were, during fiscal 1996,
(i) the Chief Executive Officer of the Company and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities and Exchange Commission (collectively, the "Named Officers"). Michael L. Wise served as Chief Executive Officer during the fiscal years ended October 31, 1994 and 1995 and from November 1995 until July 1996, at which time Mark F. Levy was appointed as the Company's Chief Executive Officer.

                    Summary Compensation Table


    Name and                                              All Other Annual
Principal Position         Year      Salary     Bonus     Compensation (1)

Mark F. Levy,              1996         -         -          $36,000
President and Chief        1995         -         -              -
Executive Officer          1994         -         -              -

Michael L. Wise,           1996         -         -          $51,000
Chairman of the            1995         -         -          $48,000
Board                      1994         -         -          $36,000

R. Daniel Smith,           1996     $65,400(2)    -              -
President, nStor           1995         -         -              -
                           1994         -         -              -

__________
 (1) Generally consists of monthly management/consulting fees for services rendered in the Named Officer's respective capacities as directors or officers of the Company, including evaluating potential acquisitions and/or investments and services provided to the Company for previous years, primarily monitoring the Company's investment in IMNET Systems, Inc. and providing necessary corporate and public company functions. Mr. Wise's compensation was paid to Yadgim Partners, of which Mr. Wise's wife is a general partner.

 (2) Represents salary received by Mr. Smith commencing June 3, 1996, the date nStor acquired certain net assets from Seagate Peripherals, Inc. (See Report on Executive Compensation).


Option/SAR Grants

The following table sets forth information regarding options to purchase the Company's Common Stock granted pursuant to the 1996
Stock Option Plan during the fiscal year ended October 31, 1996 to the Named Officers. No SARs were granted.

                           Individual Grants               Potential
                          -------------------              Realizable
                           Percent                         Value
               Number of   of Total                        at Assumed
               Securities  Options/                        Annual Rates
               Underlying    SARs                          of Stock Price
               Options/   Granted to Exercise              Appreciation
               SARs       Employees  or Base   Expira-     for Option Term
               Granted    in Fiscal   Price     tion    ---------------------
               (#) (1)       Year     ($/sh)    Date      5%($)      10%($)
               ---------- ---------- --------  -------  ---------- ----------

R. Daniel Smith 1,000,000     100%     $2.10   10/05/06 $3,420,679 $5,446,859
__________
 (1) Option awards reported for fiscal 1996 were granted October 5, 1996. Options become exercisable in equal annual installments of 200,000 shares commencing October 5, 1997.

Aggregated Fiscal Year-End Option Value Table


     The following table sets forth certain information concerning unexercised stock options held by the Named Officers as of the end of the 1996 fiscal year. No stock options were exercised by any of the Named Officers during the 1996 fiscal year. No stock appreciation rights have been granted or are outstanding.




             OPTION EXERCISES DURING 1996 FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES



                                Number of            Value of Unexercised
        Shares           Unexercised Options at    In-the-Money Options at
       Acquired          1996 Fiscal Year End (#)  1996 Fiscal Year End ($)(1)
          on     Value   ------------------------- --------------------------
Name   Exercise Realized Exercisable Unexercisable Exercisable  Unexercisable
----   -------- -------- ----------- ------------- -----------  -------------

R. Daniel
 Smith     -0-      -0-        -0-       1,000,000       -0-        $210,000


__________
 (1) The closing price for the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System on October 31, 1996, was $2.31. Value is calculated by multiplying (a) the difference between $2.31 and the option exercise price by (b) the number of shares of Common Stock underlying the option.




Compensation Committee Interlocks and Insider Participation

     Since the Company did not have a Compensation Committee during the fiscal year ended October 31, 1996, the entire Board of Directors participated in deliberations concerning compensation paid to the Company's executive officers. Accordingly, the following executive officers or former executive officers participated in the Board of Directors, deliberations concerning executive officer compensation: Michael L. Wise, Joseph D.
Weingard and Mark F. Levy.

Directors Compensation

     Non-salaried directors of the Company receive $1,500 for each directors' meeting attended. With the exception of R. Daniel
Smith, none of the current directors or executive officers are salaried employees of the Company. In addition to the above-described compensation received by the Named Officers, during fiscal 1996 other non-salaried directors received management/consulting fees for services rendered to the Company in their respective capacities as directors or officers as follows: Joseph D. Weingard - $4,000 and H. Irwin Levy - $12,000.

     Pursuant to the 1996 Stock Option Plan, each non-employee director shall automatically be granted, effective each anniversary of said director's appointment to the Board, an option to purchase 20,000 shares of Common Stock at the then fair market value of the Common Stock.



                 REPORT ON EXECUTIVE COMPENSATION

     During the fiscal year ended October 31, 1996, the Board of Directors of the Company administered the compensation program for executive officers.

     The Company's executive compensation program for fiscal 1996 generally consisted of three components: (i) monthly consulting/management fees for non-salaried officer/directors (ii) an annual salary for R. Daniel Smith, president of the Company's nStor operating subsidiary and a director of the Company and (iii) a long-term component consisting of grants of stock options to both salaried and non-salaried director/officers.

     Non-salaried directors are generally compensated monthly in the form of management/consulting fees for services rendered to the Company, including evaluating potential acquisitions and/or investments, monitoring the Company's nStor operating subsidiary and providing necessary corporate and public company functions. These fees generally range from $1,000 to $3,000 per month. During fiscal 1996, Michael L. Wise and Mark F. Levy received additional compensation of $45,000 and $30,000, respectively, for services provided to the Company in previous years when the Company's primary operations were monitoring its investment in IMNET Systems, Inc. and/or for services regarding evaluating potential acquisitions and/or investments. Mr. Wise's compensation was paid to Yadgim Partners, of which Mr. Wise's wife is a general partner.

     For the one salaried officer/director, R. Daniel Smith, the entire Board deliberated upon the determination of his salary and considered factors such as level of responsibilities, previous work experience and executive compensation paid by other companies in the same industry. In October 1996, the Board of Directors determined that it was in the best interest of the Company for Mr. Smith to receive incentive compensation based on the performance of the Company instead of solely based on the performance of the Company's nStor operating subsidiary. Consequently, the Company eliminated an automatic bonus based on 20% of nStor's profitability, increased Mr. Smith's annual cash salary from $150,000 to $250,000 and granted Mr. Smith the option to purchase one million shares of the Company's Common Stock (see Option/SAR Grants). The Board believes that the market value of the Company is the best objective measure of the Company's performance and that the Company's grant of the stock options to Mr. Smith is the best means for basing Mr. Smith's potential compensation on the Company's performance.


                         Michael L. Wise
                         Mark F. Levy
                         H. Irwin Levy
                         Joseph D. Weingard



                        PERFORMANCE GRAPH

     The following graph compares the five-year cumulative return on the Company's Common Stock to total returns on the Standard and Poor's Smallcap 600 Index ("S&P Smallcap 600") and a component peer group of Standard and Poor's Technology-500 ("S&P Technology 500").

     The graph assumes that the value of the investment in the Company's Common Stock, the S&P Smallcap 600 and the S&P
Technology-500 peer group was $100 on October 31, 1991, and that all dividends were reinvested.


         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

                          Base               INDEXED RETURNS
                          Date             Years Ending October
                         Oct.31,  --------------------------------------
Company/Index             1991     1992    1993    1994    1995    1996
-------------             ----    ------  ------  ------  ------  ------
                            $        $       $       $       $       $
nStor Technologies, Inc.   100     11.58   15.39   13.42   53.82  284.73
S&P Smallcap 600           100    111.62  149.24  144.13  174.64  210.37
S&P Technology-500         100    100.95  125.42  152.24  230.55  278.94

                       CERTAIN TRANSACTIONS


Consulting and Advisory Agreement with Hilcoast Advisory Services, Inc. ("Advisor")

     Since July 1, 1996, Advisor has provided certain financial consulting and administrative services to the Company under a one-year agreement which provides for the payment of $6,000 per month, plus reimbursement for all out-of-pocket expenses, and which may be terminated by the Company upon 60 days notice and by Advisor upon 180 days notice. H. Irwin Levy is the Chairman of the Board, Chief Executive Officer and a principal shareholder of Hilcoast, the parent of Advisor. Mr. Jaiven is a vice president and director of Advisor. Management believes that the terms of this agreement are no less favorable to the Company than those that would be received from other sources.


R. Daniel Smith

     Effective June 3, 1996, nStor acquired certain net assets of Seagate Peripherals, Inc. ("Seagate") for $592,000 in cash, including acquisition costs, and a royalty to Seagate, estimated at $800,000. At closing, the Company acquired 80% of the outstanding stock of nStor for $500,000 in cash (the remaining 20% being owned by R. Daniel Smith). Effective October 31, 1996, the Company acquired Mr. Smith's 20% interest, in exchange for one million shares of the Company's Common Stock.


Intelligent Manufacturing Systems, Inc. ("IMS")

     R. Daniel Smith was the Chief Executive Officer and sole shareholder of IMS, which, until November 1, 1996, specialized in providing software solutions. In July 1996, nStor purchased an integrated software package from IMS, including installation, consulting and training support, at a cost of approximately $172,000. The software package was purchased to facilitate the internal operations of nStor and includes finance, planning and production, sales and marketing, service and engineering modules. Management believes that the terms of this transaction were no less favorable to nStor than those that would be received from other vendors.

     Effective November 1, 1996, nStor purchased substantially all of the assets of IMS, consisting of computer hardware and software, furniture and other equipment. The purchase price amounted to approximately $135,000, which amount has been agreed to be paid to IMS during 1997. Management believes that the terms of this transaction were no less favorable to the Company than those that would be received from other sources.

                           PROPOSAL TO
                APPROVE AND RATIFY THE ADOPTION OF
               THE COMPANY'S 1996 STOCK OPTION PLAN


     The Company's Board of Directors believes that the future growth and success of the Company depends, in large part, upon its ability to attract, motivate and retain competitively superior employees, and that stock option grants have been and will continue to be an important element in achieving this goal by furthering an alignment of participating employees' interests with those of the Company's stockholders, thereby promoting the Company's long-term growth and profitability. Accordingly, effective October 5, 1996, the Company's Board of Directors adopted, subject to approval by the Company's stockholders, the Company's 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to provide an additional incentive to attract, motivate and retain persons with outstanding abilities and skills who provide important services to the Company and upon whose efforts and judgment the success of the Company importantly depends, by affording such persons the opportunity to benefit from rising values of the Company's Common Stock. A complete copy of the Plan is provided herewith as Exhibit "A" to this Proxy Statement. Certain material features of the Plan are described below; however, such descriptions are subject to, and are qualified in their entirety by, reference to the full text of the Plan attached as Exhibit "A" hereto.


     In furtherance of its purpose, the Plan authorizes, among other things, (a) the granting of incentive or nonqualified stock options to purchase Common Stock to persons selected by the administrators of the Plan from a class of key employees, directors, officers and consultants of the Company, including non-employees who render valuable contributions to the Company (presently approximately
20 persons), (b) initial grants of stock options to purchase 20,000 shares of Common Stock, to non-employee directors serving on the Board at October 5, 1996, (c) initial grants of stock options to purchase such number of shares of Common Stock as the Board may determine, to non-employee directors elected to the Board by the shareholders or appointed to the Board by the Board, subsequent to October 5, 1996, and (d) annual grants to non-employee directors, effective each anniversary of said directors appointment to the Board, of stock options to purchase
20,000 shares of Common Stock (the "Annual Grants").

     Approval of the Plan by the Company's stockholders is one of the conditions of Rule 16b-3, a rule promulgated by the SEC that provides certain exemptions from the operation of the "short-swing profit" recovery provisions of Section 16(b) of the Exchange Act, for the acquisition of options and certain other transactions by officers and directors under the Plan. Stockholder approval of the Plan is also required (i) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) in order for the Plan to be eligible under the "plan lender" exemption from the margin requirements of Regulation G promulgated under the Exchange Act.

     The Plan provides that it will be administered by a committee consisting of not less than two non-employee directors designated by the Board of Directors (the "Committee") or, if the Committee is not designated, then by the Board of Directors (in either event, the "Plan Administrators").

     Except for the Annual Grants, the Plan Administrators in their sole discretion determine the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Plan Administrators have full power and authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any agreement or instrument executed in connection thereof, and to make all other determinations necessary or advisable for the administration of the Plan. The acts of the Plan Administrators are final, conclusive and binding upon all interested parties, including the Company, its stockholders, its officers and employees, recipients of grants under the Plan, and all persons or entities claiming by or through such persons. The Plan Administrators, however, shall have no discretion with respect to options granted pursuant to the Annual Grants to non-employee directors.

     An aggregate of 2,500,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Plan. The shares acquired upon exercise of options granted under the Plan
will be authorized and issued shares of Common Stock.   The
Company's stockholders will not have any preemptive rights to purchase or subscribe for any Common Stock by reason of the reservation and issuance of Common Stock under the Plan. If any option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for issuance under the Plan.

Certain Terms and Conditions

     All grants of options under the Plan must be evidenced by a written agreement between the Company and the grantee. Such agreement must contain such terms and conditions as the Plan Administrators prescribe, consistent with the Plan, including, without limitation, the number of shares, the exercise price, term and any restrictions on the exercisability of the options granted.




     Under the Plan, the option price per share of Common Stock may be any price determined by the Plan Administrators at the time of grant; provided, however, that in no event will the option price of any incentive stock option be less than the fair market value per share of Common Stock on the date of grant (or less than 110% of the fair market value for stockholders who own more than 10% of the Company's stock). For purposes of the Plan, the term "fair market value" means the average high and low sale prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotations ("NASDAQ") on the date of grant, or, if the Common Stock is listed on a stock exchange, the average of the high and low sale price of the Common Stock on that date, as reported by the Wall Street Journal. The closing price per share of Common Stock on February 28, 1997 as reported by NASDAQ was $1.92. The exercise price of an option may be paid in cash, by certified or official bank check, by money order, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by a combination of the foregoing. Cash payments will be used by the Company for general corporate purposes. Payments made in Common Stock must be made by delivery of stock certificates in negotiable form.

     The use of already owned shares of Common Stock applies to payment for the exercise of an option in a single transaction and to the "pyramiding" of already owned shares in successive, simultaneous option exercises. In general, pyramiding permits an option holder to start with as little as one share of Common Stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Common Stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive Common Stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option.

     No option granted under the Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by the optionee. The expiration date of an option will be determined by the Plan Administrators at the time of the grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant. Unless otherwise provided for by the Plan Administrators, options will vest at a rate of 20% per year, based upon the anniversary of the date of grant, commencing upon the first year anniversary of the grant of the option. Accordingly upon the 5th anniversary of the grant, the option will become 100% vested. The Plan Administrators may in their sole discretion accelerate the date on which any option may be exercised. Each outstanding option will automatically become exercisable in the event of certain transactions, including certain changes in control of the Company, certain mergers and reorganizations, and certain dispositions of substantially all the Company's assets.

     Unless otherwise provided for by the Plan Administrators, one year after the date of which the optionee's employment is terminated by reason of retirement, death, or permanent and total disability (the "Events") as defined in the Plan, the unexercised portion of any vested options granted under the Plan, together with all options which would have otherwise vested and become exercised in the one year period following the Events, will automatically be terminated. Unless otherwise provided by the Plan Administrators, the unexercised portion of any vested options granted under the Plan will automatically be terminated three months after the date on which the optionee's employment is terminated for any reason other than the Events. The unexercised portion of any vested options will automatically be terminated immediately on the date on which the optionee's employment is terminated for cause, as defined in the Plan.

     To prevent certain types of dilution of the rights of a holder of an option, the Plan provides for appropriate adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of the Company's capital stock resulting from a stock dividend, recapitalization, merger, reorganization or other capital adjustment of the Company. The Board has discretion to make appropriate antidilution adjustments to outstanding options in the event of a merger, consolidation or other reorganization of the Company.

     The Plan will expire on October 5, 2006, and any option outstanding on such date will remain outstanding until it expires or is exercised. The Board may amend or terminate the Plan or any option at any time, without the approval of the stockholders, provided that any amendment may not adversely affect the rights of an optionee under an outstanding option without the optionee's consent. In addition, no such amendment may, without approval of the Company's stockholders (a) increase the number of shares of Common Stock reserved for issuance under the Plan, or (b) materially modify the requirements for eligibility to receive options under the Plan.


Federal Income Tax Consequences

     The Plan is not qualified under the provisions of Section
401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.


     Nonqualified Stock Options.   An optionee granted a
nonqualified stock option under the Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the nonqualified stock option. This taxable ordinary income will be subject to Federal income tax withholding requirements, and the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and either the employee includes that amount in his income or the Company timely satisfies its reporting requirements with respect to that amount.

     If an optionee exercises a nonqualified stock option by delivering shares of the Company's Common Stock, the optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, will be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered, and his holding period for such number of shares received will include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares will be the same as if the optionee had exercised the nonqualified stock option solely for cash.

     Incentive Stock Options. The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of common stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a "Disqualifying Disposition" (as defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercises of the incentive stock option until it is completely exercised) without the imposition of current income tax.

     If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss.

     In general, if, after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such optionee would be deemed to receive ordinary income in the year of the Disqualifying Disposition in an amount equal to the excess of the fair market value of the shares as of the date the incentive stock option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year. The amount by which the fair market value of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option exceeds the exercise price of such shares under such option generally will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the shares in the year in which the option is exercised, there will be no item of adjustment for purposes of the alternative minimum tax as a result of the exercise of the option with respect to those shares. If there is a Disqualifying Disposition in a year after the year of exercise, the income on the Disqualifying Disposition will not be considered income for purposes of the alternative minimum tax in that subsequent year. The optionee's tax basis for shares acquired pursuant to the exercise of an incentive stock option will be increased for purposes of determining his alternative minimum tax by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

     An income tax deduction is not allowed to the Company with respect to the grant or exercise of an incentive stock option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the employee includes that amount in his income or the Company timely satisfies its reporting requirements with respect to that amount.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE AND RATIFY THE ADOPTION OF THE COMPANY'S 1996 STOCK OPTION PLAN.


                      PROPOSAL TO RATIFY THE
       REAPPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS

     The firm of BDO Seidman, LLP, certified public accountants, served as the Company's independent auditors for the fiscal year ended October 31, 1996. BDO Seidman has advised the Company that the firm does not have any direct or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company or its subsidiaries during the past year, other than in its capacity as the Company's independent auditors. The Board of Directors has selected BDO Seidman as the Company's independent auditors for the fiscal year ending December 31, 1997. Although the Board is not required to do so, it is submitting its selection of the Company's independent auditors for ratification at the Annual Meeting, in order to ascertain the views of its stockholders. The Board will not be bound by the vote of the stockholders; however, if the selection is not ratified, the Board would reconsider its selection. One or more representatives of BDO Seidman may be present at the Annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S
STOCKHOLDERS VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF BDO
SEIDMAN AS THE COMPANY'S INDEPENDENT AUDITORS.

                          OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.




           INFORMATION CONCERNING STOCKHOLDER PROPOSALS


     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1998 Annual Meeting of Stockholders must deliver a proposal in writing to the Company's principal executive offices no later than December 9, 1997.


                    By Order Of The Board of Directors


                    Joseph D. Weingard, Secretary




West Palm Beach, Florida

April 8, 1997

                            PROXY CARD


                     nSTOR TECHNOLOGIES, INC.
                        100 Century Blvd.
                    West Palm Beach, FL  33417


            THIS PROXY IS SOLICITED ON BEHALF OF THE
                   COMPANY'S BOARD OF DIRECTORS


The undersigned holder of Common Stock of nStor Technologies, Inc., a Delaware corporation (the "Company"), hereby appoints Mark F. Levy and Jack Jaiven, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of the Company, to be held on Monday, May 5, 1997, at 9:30 a.m., local time, at The Sky Club; 200 Park Avenue; Met Life Building, 56th floor (Vert-Pre room), New York, New York 10166, and at any adjournment(s) or postponement(s) thereof.


(1) Election of H. Irwin Levy, Michael L. Wise, R. Daniel Smith, Mark F. Levy, Joseph D. Weingard and Bernard R. Green as directors.

     [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any).
           ______________________________________________________

     [ ]   VOTE WITHHELD from all nominees.

     The Board of Directors unanimously recommends a vote for the election of all the nominees for election as directors.


(2)  To approve and ratify the adoption of the Company's 1996 Stock Option
     Plan.

          [ ]  FOR       [ ]   AGAINST       [ ]   ABSTAIN

     The Board of Directors unanimously recommends a vote for this proposal.


(3) To ratify the reappointment of BDO Seidman, certified public accountants, as the Company's independent auditors for fiscal 1997.

          [ ]  FOR       [ ]   AGAINST       [ ]   ABSTAIN

     The Board of Directors unanimously recommends a vote for this proposal.

(4) Upon such other matters as may properly come before the Annual Meeting and any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED ABOVE, IN FAVOR OF THE APPROVAL AND RATIFICATION OF THE COMPANY'S 1996 STOCK OPTION PLAN AND IN FAVOR OF THE RATIFICATION OF BDO SEIDMAN.


The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the
Company's Annual Report on Form 10-K for the fiscal year ended
October 31, 1996.


                    Dated_________________________, 1997


                    ____________________________________
                               (Signature)


                    ____________________________________
                        (Signature if held jointly)


          IMPORTANT:   Please sign exactly as your name
          appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


          PLEASE MARK, SIGN AND DATE THIS PROXY CARD
       AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.
     NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.